Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-127670) of our report dated June 30, 2026, with respect to the consolidated financial statements of Tel-Instrument Electronics Corp. included in this Annual Report on Form 10-K for the year ended March 31, 2025.

/s/ CBIZ CPAs P.C.

Marlton, New Jersey

June 30, 2026